UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2015

Alere Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16789	04-3565120
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of principal executive offices)

Registrant’s telephone number, including area code: (781) 647-3900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2015, we issued a press release announcing that James F. Hinrichs will be appointed Executive Vice President and Chief Financial Officer effective April 6, 2015 with global responsibility for finance, procurement, information technology and shared services. Mr. Hinrichs succeeds David Teitel, who will remain with us during a transition period.

Mr. Hinrichs joins Alere with more than 25 years of experience in financial and executive leadership roles in the healthcare industry. He most recently served as the Chief Financial Officer of CareFusion Corporation, a leading, global medical device company headquartered in San Diego, California, from December 2010 until the present. During his tenure at CareFusion, Mr. Hinrichs played a key role in helping build the company until its sale to Becton, Dickinson and Company in March 2015. He served as CareFusion’s Senior Vice President, Global Customer Support from January 2010 to December 2010 and as its Senior Vice President, Controller, from January 2009 to January 2010. Before joining CareFusion, Mr. Hinrichs served as the Chief Financial Officer of the former Clinical Technologies and Services, Healthcare Supply Chain Services, and Clinical and Medical Products segments of Cardinal Health, Inc.

Mr. Hinrich’s compensation will consist of an annual salary of $650,000, and he will first be eligible for a salary review in April 2016. Mr. Hinrichs will participate in the Alere Inc. 2015 Short-Term Incentive Plan, under which he will be eligible to receive cash bonuses targeted at 60% of his base salary, and he will receive annual equity grants targeted at $2 million in grant date fair market value per award. He will also be entitled to participate in other benefits and programs available to our other officers.

In addition, as an inducement to join us, Mr. Hinrichs will also be granted an option to purchase 250,000 shares of our common stock, and 50,000 Restricted Stock Units, or RSUs, where one RSU represents the right to receive one share of our common stock. The options will have an exercise price equal to the closing price of our common stock on the date of grant, will have a term of ten years and will vest in four equal annual installments on each of the first four anniversaries of his start date. The RSUs will vest and be settled in three equal annual installments on each of the first three anniversaries of his start date. Mr. Hinrichs has also been offered a Change of Control Severance Agreement in the form made available to our other executives.

Mr. Hinrich’s offer letter provides that, if his employment is terminated by us without Cause (as defined in the letter) or by him for Good Reason (as defined in the letter) and he does not receive severance benefits under his Charge of Control Severance Agreement, he will receive a cash payment in an amount equal to his annual base salary plus his annual target bonus, payment of any unpaid bonus for a prior completed performance period, a pro-rated bonus for the year of termination based upon actual performance, 12 months of paid medical group plan coverage, and accelerated vesting of his unvested equity compensation awards as if his termination date had occurred one year later.

Mr. Hinrich’s offer letter also states that, if the price of our common stock increases between the time of the announcement of his engagement and his start date of April 6, 2016, he will receive a bonus, payable in three equal annual installments commencing on May 1, 2015 and contingent on continued employment through the payment date, equal to the aggregate increase in the exercise price of his stock options during that period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

BY:	/s/ Jay McNamara
Jay McNamara Senior Counsel – Corporate & Finance

Dated: March 23, 2015